Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kristin Brown, Director of Investor Relations (617) 796-8251 www.ta-petro.com
TravelCenters of America Inc. Announces Fourth Quarter and Full Year 2019 Financial Results
Fuel Sales Volume Increased 5.3% for the 2019 Fourth Quarter
TA Recognized $70.2 million Federal Biodiesel Blenders' Tax Credit
Nonfuel Gross Margin Increased 1.4% for the 2019 Fourth Quarter
_____________________________________________________________________________________
Westlake, OH (February 25, 2020): TravelCenters of America Inc. (Nasdaq: TA) today announced financial results for the three months and year ended December 31, 2019.
Jonathan M. Pertchik, TA's CEO, made the following statement regarding the 2019 fourth quarter results:
"TA ended the year on a positive note. Net income for the fourth quarter benefited from a significant increase in fuel gross margin as a result of the reinstatement of the federal biodiesel blenders' tax credit for 2018 and 2019, a 5.3% increase in fuel sales volume and a more favorable fuel purchasing environment, as well as a 1.4% increase in nonfuel gross margin. The company also made progress in its key business initiatives during the fourth quarter, including expanding its travel center network with two new franchise agreements, extending truck service programs through the TechOn-Site® and RoadSquad® services and agreeing to convert up to 94 full service restaurants to IHOP over the next five years."

The following table summarizes TA's financial results for the 2019 and 2018 fourth quarters.

(in thousands, except per share amounts)	Three Months Ended December 31,
	2019	2018
Income (loss) from continuing operations	$43,117	$(6,973)
Net income (loss)	43,117	(5,921)
Net income (loss) attributable to common stockholders	43,082	(5,949)

Income (loss) per share of common stock from continuing operations attributable to common stockholders (basic and diluted)(1)	$5.29	$(0.87)
(1) Income (loss) per share of common stock from continuing operations attributable to common stockholders has been retrospectively adjusted to reflect the reverse stock split of TA's outstanding shares of common stock effective August 1, 2019.

The following table summarizes TA's non-GAAP financial measures for the 2019 and 2018 fourth quarters.

(in thousands, except per share amounts)	Three Months Ended December 31,
	2019	2018
Non-GAAP measures:(1)
Adjusted loss from continuing operations	$(7,210)	$(6,699)
Adjusted loss per share of common stock from continuing operations attributable to common stockholders (basic and diluted)(2)	$(0.89)	$(0.84)
EBITDA	$89,511	$20,309
Adjusted EBITDA	19,861	20,673
(1) Reconciliations from income (loss) from continuing operations, income (loss) per share of common stock from continuing operations attributable to common stockholders and net income (loss), as applicable, the financial measures determined in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measures disclosed herein are included in the supplemental tables below.
(2) Adjusted loss per share of common stock from continuing operations attributable to common stockholders has been retrospectively adjusted to reflect the reverse stock split of TA's outstanding shares of common stock effective August 1, 2019.
Financial Results Commentary
Fuel Sales Volume and Fuel Gross Margin. The following table presents details for TA's fuel sales for the 2019 and 2018 fourth quarters.

(in thousands, except per gallon amounts)	Three Months Ended December 31,
	2019	2018	Change
Fuel sales volume (gallons):
Diesel fuel	423,943	400,506	5.9%
Gasoline	73,259	71,696	2.2%
Total fuel sales volume	497,202	472,202	5.3%

Fuel revenues	$1,071,577	$1,086,987	(1.4)%
Fuel gross margin	147,691	85,904	71.9%
Adjusted fuel gross margin(1)	77,462	85,904	(9.8)%
Fuel gross margin per gallon	$0.297	$0.182	63.2%
Adjusted fuel gross margin per gallon(1)	0.156	0.182	(14.3)%
(1) The 2019 fourth quarter amount excludes the $70.2 million benefit from the federal biodiesel blenders' tax credit TA recognized in December 2019. See the reconciliations from fuel gross margin to adjusted fuel gross margin and fuel gross margin per gallon to adjusted fuel gross margin per gallon in the supplemental tables below.
Fuel sales volume for the 2019 fourth quarter increased by 25.0 million gallons, or 5.3%, as compared to the 2018 fourth quarter due to the following factors:
•a same site fuel sales volume increase of 24.6 million gallons, or 5.3%, as compared to the 2018 fourth quarter primarily due to the success of TA's marketing initiatives; and
•an increase of 0.4 million gallons at sites opened since the beginning of the 2018 fourth quarter.
Fuel revenues for the 2019 fourth quarter decreased by $15.4 million, or 1.4%, as compared to the 2018 fourth quarter primarily due to a decrease in market prices for fuel during the 2019 fourth quarter, partially offset by an increase in fuel sales volume.

In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019, as well as approved the federal biodiesel blenders' tax credit through 2022. As a result, TA recognized $70.2 million as a reduction to TA's fuel cost of goods sold in the 2019 fourth quarter relating to 2018 and 2019. It typically has taken TA approximately six to eight months to collect the cash refunds related to the federal biodiesel blenders' tax credit and TA expects to collect the full amount for 2018 and 2019 by the 2020 fourth quarter. For the years 2020 through 2022, the benefit of the federal biodiesel blenders' tax credit will be included in the price TA pays for biodiesel. TA anticipates the benefit it will realize in future periods for the federal biodiesel blenders' tax credit may be less than the benefit realized for each of the years 2017 through 2019.
Fuel gross margin for the 2019 fourth quarter increased by $61.8 million, or 71.9%, as compared to the 2018 fourth quarter primarily due to the $70.2 million benefit from the federal biodiesel blenders' tax credit that was retroactively reinstated for 2018 and 2019 and recognized in December 2019, a 5.3% increase in fuel sales volume and a more favorable fuel purchasing environment in the 2019 fourth quarter as compared to the 2018 fourth quarter. The increase was partially offset by the higher cost associated with increased rewards under TA's customer loyalty program to incentivize drivers to purchase higher fuel volume.
Adjusted fuel gross margin for the 2019 fourth quarter decreased by $8.4 million, or 9.8%, as compared to the 2018 fourth quarter primarily due to the higher cost associated with increased rewards under TA's customer loyalty program and an unusually strong trucking freight environment in the 2018 fourth quarter, partially offset by the increase in fuel sales volume and a more favorable fuel purchasing environment in the 2019 fourth quarter.
Nonfuel Revenues and Nonfuel Gross Margin. The following table presents details for TA's nonfuel revenues during the 2019 fourth quarter as compared to the 2018 fourth quarter.

(in thousands)	Three Months Ended December 31,
	2019	2018	Change
Nonfuel revenues:
Store and retail services	$186,004	$182,894	1.7%
Truck service	153,147	155,896	(1.8)%
Restaurant	107,951	103,664	4.1%
Total nonfuel revenues	447,102	442,454	1.1%

Nonfuel gross margin	$274,035	$270,151	1.4%
Nonfuel gross margin percentage	61.3%	61.1%	20	pts
Nonfuel revenues for the 2019 fourth quarter increased by $4.6 million, or 1.1%, as compared to the 2018 fourth quarter due to the following factors:
•a $3.2 million same site increase primarily due to an increase in diesel exhaust fluid sales as a result of newer trucks on the road and the positive impact of certain of TA's pricing and marketing initiatives in its stores and quick service restaurants, partially offset by a 1.8% decrease in truck service revenues; and
•a $1.4 million net increase at sites opened or closed since the beginning of the 2018 fourth quarter.
Nonfuel gross margin for the 2019 fourth quarter increased by $3.9 million, or 1.4%, as compared to the 2018 fourth quarter primarily due to the $4.6 million increase in nonfuel revenues, as noted above.
Rent and Royalties from Franchisees Revenues. Rent and royalties from franchisees revenues for the 2019 fourth quarter decreased by $0.6 million, or 14.3%, as compared to the 2018 fourth quarter primarily due to the following factors:
•an $0.8 million decrease in royalties earned in the 2019 fourth quarter from one travel center TA acquired from a former franchisee in November 2018; and
•a $41.0 thousand decline from Quaker Steak & Lube, or QSL, franchised restaurants for which the franchise agreements were terminated since the beginning of the 2018 fourth quarter.

Expenses. Site level operating expense for the 2019 fourth quarter increased by $5.2 million, or 2.3%, as compared to the 2018 fourth quarter. New sites accounted for $0.1 million of this increase. On a same site basis, site level operating expense increased by $5.1 million primarily due to increased labor costs to support TA's growth in nonfuel revenues. Site level operating expense as a percentage of nonfuel revenues on a same site basis was 52.4% for the 2019 fourth quarter as compared to 51.6% for the 2018 fourth quarter. The increase in this percentage primarily reflects higher labor costs primarily due to new positions created as a result of a realignment of TA's regional and field management structure during the 2019 fourth quarter; the ratio of nonlabor costs to nonfuel revenues on a same site basis was consistent between the 2019 and 2018 fourth quarters.
Selling, general and administrative expense for the 2019 fourth quarter remained consistent with the 2018 fourth quarter.
Real estate rent expense for the 2019 fourth quarter decreased by $7.8 million, or 10.9%, as compared to the 2018 fourth quarter primarily as a result of TA's purchase of 20 travel centers from Service Properties Trust (formerly known as Hospitality Properties Trust), or SVC, in January 2019, that TA formerly leased, partially offset by increases that resulted from TA's sales to, and lease back from, SVC of improvements at leased sites during the 2018 fourth quarter and $0.6 million of impairment charges to operating lease assets related to certain standalone restaurants.
Depreciation and amortization expense for the 2019 fourth quarter increased by $7.0 million, or 33.4%, as compared to the 2018 fourth quarter primarily due to TA's purchase of 20 travel centers from SVC in January 2019 and $2.4 million of impairment charges related to certain standalone restaurants.
Net Income (Loss) and Adjusted EBITDA. Net income (loss) for the 2019 fourth quarter increased by $49.0 million as compared to the 2018 fourth quarter primarily due to the $70.2 million benefit from the federal biodiesel blenders' tax credit that was retroactively reinstated for 2018 and 2019 and recognized in December 2019. Adjusted EBITDA for the 2019 fourth quarter decreased by $0.8 million as compared to the 2018 fourth quarter primarily as a result of the decrease in adjusted fuel gross margin as a result of the higher cost associated with increased rewards under TA's customer loyalty program and the increase in site level operating expense.
Growth Strategies
On October 28, 2019, TA entered into a multi unit franchise agreement with IHOP Franchisor LLC, or IHOP, in which TA agreed to rebrand and convert up to 94 of its full service restaurants to IHOP restaurants over the next five years, or the IHOP Agreement. Of the 94, TA is obligated to convert the initial 20 full service restaurants to IHOP restaurants with the remaining conversions at its discretion. TA currently operates these full service restaurants under the Iron Skillet or Country Pride brand names. Pursuant to the IHOP Agreement, TA has agreed to, among other things, rebrand 15 full service restaurants by the end of 2020, 20 full service restaurants in each of 2021, 2022 and 2023 and 19 full service restaurants in 2024. The average investment per site to rebrand these restaurants is expected to be approximately $1.1 million and TA anticipates a return on its investment of approximately 20%.
During 2019, TA entered into franchise agreements for 12 travel centers to be operated under TA's travel center brand names; four of these franchised travel centers began operations under one of TA's travel center brands during 2019, two began operations in the 2020 first quarter to date and TA anticipates six franchised travel centers to begin operations by the end of 2020. In addition, TA has entered into an agreement with one of these franchisees pursuant to which TA expects to add two additional franchised travel centers to TA's network, one within five years and the other within 10 years.
During 2019, TA entered into franchise agreements for six standalone restaurants to be operated under the QSL brand name; three of these franchised restaurants began operations during 2019, and TA anticipates the remaining three restaurants will be added to its network by the end of the 2020 second quarter.
TA currently has a contract in place for the purchase of a parcel of land for $1.4 million (expected to close by the end of the 2020 second quarter) on which TA, or one of its franchisees, plans to develop a TA Express travel center.
West Greenwich Term Loan
On February 7, 2020, TA entered into a 10 year term loan for $16.6 million with The Washington Trust Company, or the West Greenwich Loan. The West Greenwich Loan is secured by a mortgage encumbering one of TA's travel centers. The interest rate is fixed at 3.85% for five years based on the five year Federal Home Loan Bank rate plus 198 basis points, and will reset thereafter. The West Greenwich Loan requires TA to make principal and interest payments monthly. TA plans to use the proceeds from the West Greenwich Loan for general business purposes. TA may, at its option with 60 days prior written notice, at a nominal penalty within the first three years, at any time repay the loan in full prior to the end of the 10 year term.

Conference Call
On Tuesday, February 25, 2020, at 10:00 a.m. Eastern time, TA will host a conference call to discuss its financial results and other activities for the three months and year ended December 31, 2019. Following management's remarks, there will be a question and answer period.
The conference call telephone number is 877-329-4614. Participants calling from outside the United States and Canada should dial 412-317-5437. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available for about a week after the call. To hear the replay, dial 412-317-0088. The replay pass code is 10137793.
A live audio webcast of the conference call will also be available in a listen only mode on TA's website at www.ta-petro.com. To access the webcast, participants should visit TA's website about five minutes before the call. The archived webcast will be available for replay on TA's website for about one week after the call. The transcription, recording and retransmission in any way of TA's fourth quarter conference call is strictly prohibited without the prior written consent of TA. The Company's website is not incorporated as part of this press release.

About TravelCenters of America Inc.
TA's nationwide business includes travel centers located in 44 U.S. states and in Canada, standalone truck service facilities located in two states and standalone restaurants located in 12 states. TA's travel centers operate under the "TravelCenters of America," "TA," "TA Express," "Petro Stopping Centers" and "Petro" brand names and offer diesel fuel and gasoline, restaurants, truck repair services, travel/convenience stores and other services designed to provide attractive and efficient travel experiences to professional drivers and other motorists. TA's standalone truck service facilities operate under the "TA Truck Service" brand name. TA's standalone restaurants operate principally under the "Quaker Steak & Lube" brand name.

TRAVELCENTERS OF AMERICA INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Fuel	$1,071,577	$1,086,987	$4,247,069	$4,395,731
Nonfuel	447,102	442,454	1,856,147	1,820,341
Rent and royalties from franchisees	3,532	4,121	14,143	16,143
Total revenues	1,522,211	1,533,562	6,117,359	6,232,215

Cost of goods sold (excluding depreciation):
Fuel	923,886	1,001,083	3,868,351	4,075,704
Nonfuel	173,067	172,303	726,418	710,465
Total cost of goods sold	1,096,953	1,173,386	4,594,769	4,786,169

Site level operating expense	234,705	229,513	943,810	914,730
Selling, general and administrative expense	38,624	38,481	155,474	137,945
Real estate rent expense	63,668	71,440	257,762	283,476
Depreciation and amortization expense	28,142	21,103	100,260	83,179

Income (loss) from operations	60,119	(361)	65,284	26,716

Interest expense, net	7,094	7,040	28,356	29,003
Other (income) expense, net	(1,250)	433	(880)	2,060
Income (loss) before income taxes and discontinued operations	54,275	(7,834)	37,808	(4,347)
(Provision) benefit for income taxes	(11,158)	861	(4,339)	1,574
Income (loss) from continuing operations	43,117	(6,973)	33,469	(2,773)
Income (loss) from discontinued operations, net of taxes	—	1,052	—	(117,631)
Net income (loss)	43,117	(5,921)	33,469	(120,404)
Less: net income for noncontrolling interest	35	28	124	149
Net income (loss) attributable to common stockholders	$43,082	$(5,949)	$33,345	$(120,553)

Net income (loss) per share of common stock attributable to common stockholders(1):
Basic and diluted from continuing operations	$5.29	$(0.87)	$4.12	$(0.37)
Basic and diluted from discontinued operations	—	0.13	—	(14.72)
Basic and diluted	5.29	(0.74)	4.12	(15.09)
(1) Net income (loss) per share of common stock attributable to common stockholders has been retrospectively adjusted to reflect the reverse stock split of TA's outstanding shares of common stock effective August 1, 2019.
These financial statements should be read in conjunction with TA's Annual Report on Form 10-K for the year ended December 31, 2019, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)
TA believes the non-GAAP financial measures presented in the tables below are meaningful supplemental disclosures because they may help investors gain a better understanding of changes in TA's operating results and its ability to pay rent or service debt when due, make capital expenditures and expand its business. These non-GAAP financial measures also may help investors to make comparisons between TA and other companies and to make comparisons of TA's financial and operating results between periods.
TA believes that adjusted loss from continuing operations, adjusted loss per share of common stock from continuing operations attributable to common stockholders, EBITDA, adjusted EBITDA, adjusted fuel gross margin and adjusted fuel gross margin per gallon are meaningful disclosures that may help investors to better understand TA's financial performance by providing financial information that represents the operating results of TA's continuing operations without the effects of items that do not result directly from TA's normal recurring operations and may allow investors to better compare TA's performance between periods and to the performance of other companies. Management uses these measures in developing internal budgets and forecasts and analyzing TA's performance. TA calculates EBITDA as net income (loss) before income (loss) from discontinued operations, interest, taxes, and depreciation and amortization, as shown below. TA calculates adjusted EBITDA by excluding items that it considers not to be normal, recurring, cash operating expenses or gains or losses.
The non-GAAP financial measures TA presents should not be considered as alternatives to net income (loss) attributable to common stockholders, net income (loss), income (loss) from continuing operations, income (loss) from operations or income (loss) per share of common stock from continuing operations attributable to common stockholders as an indicator of TA's operating performance or as a measure of TA's liquidity. Also, the non-GAAP financial measures TA presents may not be comparable to similarly titled amounts calculated by other companies.
TA believes that income (loss) from continuing operations is the most directly comparable GAAP financial measure to adjusted loss from continuing operations; income (loss) per share of common stock from continuing operations attributable to common stockholders is the most directly comparable GAAP financial measure to adjusted loss per share of common stock from continuing operations attributable to common stockholders; net income (loss) is the most directly comparable GAAP financial measure to EBITDA and adjusted EBITDA; and that fuel gross margin and fuel gross margin per gallon are the most directly comparable GAAP financial measures to adjusted fuel gross margin and adjusted fuel gross margin per gallon, respectively. The following tables present the reconciliations of the non-GAAP financial measures to the respective most directly comparable GAAP financial measures for the three months and years ended December 31, 2019 and 2018.

Calculation of adjusted loss from continuing operations:	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Income (loss) from continuing operations	$43,117	$(6,973)	$33,469	$(2,773)
Add: Costs of SVC transactions(1)	—	364	458	364
Less: Loyalty award expiration(2)	—	—	(2,911)	—
Add: Executive officer retirement agreement expenses(3)	—	—	—	3,571
Less: Comdata legal reimbursements, net of expenses(4)	—	—	—	(9,967)
Less: Comdata interest income(4)	—	—	—	(568)
Less: Federal biodiesel blenders' tax credit(5)	(70,229)	—	(70,229)	(23,251)
Add: Impairment of property and equipment(6)	2,369	—	2,369	—
Add: Impairment of operating lease assets(6)	579	—	579	—
Add (less): Net income tax impact(7)	16,954	(90)	17,572	7,373
Adjusted loss from continuing operations	$(7,210)	$(6,699)	$(18,693)	$(25,251)

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)

Calculation of adjusted loss per share of common stock from continuing operations attributable to common stockholders (basic and diluted):	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Income (loss) per share of common stock from continuing operations attributable to common stockholders (basic and diluted)	$5.29	$(0.87)	$4.12	$(0.37)
Add: Costs of SVC transactions(1)	—	0.05	0.06	0.05
Less: Loyalty award expiration(2)	—	—	(0.36)	—
Add: Executive officer retirement agreement expenses(3)	—	—	—	0.45
Less: Comdata legal reimbursements, net of expenses(4)	—	—	—	(1.25)
Less: Comdata interest income(4)	—	—	—	(0.07)
Less: Federal biodiesel blenders' tax credit(5)	(8.62)	—	(8.67)	(2.91)
Add: Impairment of property and equipment(6)	0.29	—	0.29	—
Add: Impairment of operating lease assets(6)	0.07	—	0.07	—
Add (less): Net income tax impact(7)	2.08	(0.02)	2.17	0.92
Adjusted loss per share of common stock from continuing operations attributable to common stockholders (basic and diluted)	$(0.89)	$(0.84)	$(2.32)	$(3.18)

Calculation of EBITDA and adjusted EBITDA:	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$43,117	$(5,921)	$33,469	$(120,404)
(Less) add: (Income) loss from discontinued operations, net of taxes	—	(1,052)	—	117,631
Income (loss) from continuing operations	43,117	(6,973)	33,469	(2,773)
Add (less): Provision (benefit) for income taxes	11,158	(861)	4,339	(1,574)
Add: Depreciation and amortization expense	28,142	21,103	100,260	83,179
Add: Interest expense, net	7,094	7,040	28,356	29,003
EBITDA	89,511	20,309	166,424	107,835
Add: Costs of SVC transactions(1)	—	364	458	364
Less: Loyalty award expiration(2)	—	—	(2,911)	—
Add: Executive officer retirement agreement expenses(3)	—	—	—	3,571
Less: Comdata legal reimbursements, net of expenses(4)	—	—	—	(9,967)
Less: Federal biodiesel blenders' tax credit(5)	(70,229)	—	(70,229)	(23,251)
Add: Impairment of operating lease assets(6)	579	—	579	—
Adjusted EBITDA	$19,861	$20,673	$94,321	$78,552

TRAVELCENTERS OF AMERICA INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, unless indicated otherwise)

Calculation of adjusted fuel gross margin and adjusted fuel gross margin per gallon:	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Fuel gross margin	$147,691	$85,904	$378,718	$320,027
Less: Loyalty award expiration(2)	—	—	(2,840)	—
Less: Federal biodiesel blenders' tax credit(5)	(70,229)	—	(70,229)	(23,251)
Adjusted fuel gross margin	$77,462	$85,904	$305,649	$296,776

Fuel gross margin per gallon	$0.297	$0.182	$0.191	$0.168
Less: Loyalty award expiration(2)	—	—	(0.001)	—
Less: Federal biodiesel blenders' tax credit(5)	(0.141)	—	(0.035)	(0.012)
Adjusted fuel gross margin per gallon	$0.156	$0.182	$0.155	$0.156
(1) Costs of SVC Transactions. In January 2019, TA entered transaction agreements with SVC pursuant to which they amended their leases. During the year ended December 31, 2019, TA incurred $0.5 million of expenses associated with amendments of these leases. During the three months and year ended December 31, 2018, TA incurred $0.4 million of expenses associated with these transactions. These expenses were included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).
(2) Loyalty Award Expiration. During the year ended December 31, 2019, TA introduced a new customer loyalty program, UltraONE 2.0. As a result of introducing the new customer loyalty program, certain loyalty awards earned under the program now expire in 10 days for all loyalty members. This update resulted in the immediate expiration of certain loyalty awards upon adoption of the new customer loyalty program, generating $2.9 million of additional revenue during the year ended December 31, 2019, $2.8 million of which was recognized to fuel revenues and $0.1 million to nonfuel revenues in TA's consolidated statements of operations and comprehensive income (loss).
(3) Executive Officer Retirement Agreement Expenses. As part of TA's retirement agreement with a certain former officer, TA agreed to accelerate the vesting of previously granted stock awards and make a cash payment. This acceleration and cash payment resulted in additional compensation expense of $3.6 million for the year ended December 31, 2018, which was included in selling, general and administrative expense in TA's consolidated statements of operations and comprehensive income (loss).
(4) Comdata Legal Reimbursements, Net of Expenses and Interest Income. On April 9, 2018, the Court of Chancery of the State of Delaware entered its final order and judgment with respect to TA's litigation with Comdata Inc., or Comdata, or the Order. Pursuant to the Order, Comdata was required to, among other things, reimburse TA for attorneys' fees and costs, together with interest, in the amount of $10.7 million, which TA collected in April 2018. In addition, during the year ended December 31, 2018, TA incurred $0.1 million of legal fees in its litigation with Comdata. The legal reimbursements and expenses were included in selling, general and administrative expense in TA' consolidated statements of operations and comprehensive income (loss).
(5) Federal Biodiesel Blenders' Tax Credit. In December 2019, the U.S. government retroactively reinstated the federal biodiesel blenders' tax credit for 2018 and 2019, and in February 2018, the U.S. government retroactively reinstated the 2017 federal biodiesel blenders' tax credit. TA's recovery as a result of this tax credit was $70.2 million for 2018 and 2019 and $23.3 million for 2017, which were recognized in December 2019 and February 2018, respectively, as a reduction to fuel cost of goods sold in TA's consolidated statements of operations and comprehensive income (loss).
(6) Impairment of Property and Equipment and Operating Lease Assets. During the three months and year ended December 31, 2019, TA recognized $2.4 million and $0.6 million of impairment charges to property and equipment and operating lease assets, respectively, related to certain standalone restaurants. The impairment charges were recognized in depreciation and amortization expense and real estate rent expense, respectively, in TA's consolidated statements of operations and comprehensive income (loss).
(7) Net Income Tax Impact. TA calculated the income tax impact of the adjustments described above by using its estimated statutory rates of 25.2% and 24.7% for the three months and years ended December 31, 2019 and 2018, respectively.

TRAVELCENTERS OF AMERICA INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31,
	2019	2018
Assets:
Current assets:
Cash and cash equivalents	$17,206	$314,387
Accounts receivable, net	173,496	97,449
Inventory	196,611	196,721
Other current assets	32,456	35,119
Total current assets	419,769	643,676

Property and equipment, net	868,503	628,537
Operating lease assets	1,817,998	—
Goodwill	25,259	25,259
Intangible assets, net	20,707	22,887
Other noncurrent assets	78,659	121,749
Total assets	$3,230,895	$1,442,108

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$147,440	$120,914
Current operating lease liabilities	104,070	—
Current SVC Leases liabilities	—	42,109
Other current liabilities	138,455	125,668
Total current liabilities	389,965	288,691

Long term debt, net	329,321	320,528
Noncurrent operating lease liabilities	1,880,188	—
Noncurrent SVC Leases liabilities	—	353,756
Other noncurrent liabilities	58,885	28,741
Total liabilities	2,658,359	991,716

Stockholders' equity (8,307 and 8,080 shares of common stock outstanding as of December 31, 2019 and 2018, respectively)(1)	572,536	450,392
Total liabilities and stockholders' equity	$3,230,895	$1,442,108
(1) TA's shares of common stock outstanding have been retrospectively adjusted to reflect the reverse stock split of TA's outstanding shares of common stock effective August 1, 2019.
These financial statements should be read in conjunction with TA's Annual Report on Form 10-K for the year ended December 31, 2019, to be filed with the U.S. Securities and Exchange Commission.

TRAVELCENTERS OF AMERICA INC.
SUPPLEMENTAL SAME SITE OPERATING DATA
(dollars and gallons in thousands, unless indicated otherwise)
The following table presents operating data for the periods noted for all of the locations in operation on December 31, 2019, that were operated by TA continuously since the beginning of the earliest period presented, with the exception of three locations TA operated that are owned by an unconsolidated joint venture in which TA owned a noncontrolling interest. This data excludes revenues and expenses at locations TA does not operate, such as rents and royalties from franchisees, the results of TA's discontinued operations and corporate level selling, general and administrative expense. TA does not exclude locations from the same site comparisons as a result of capital improvements to the site or changes in the services offered.

	Three Months Ended December 31,				Year Ended December 31,
	2019	2018	Change		2019	2018	Change
Number of same site company operated locations(1)	243	243	—		241	241	—

Diesel sales volume (gallons)	418,798	395,696	5.8%		1,655,280	1,584,863	4.4%
Gasoline sales volume (gallons)	69,395	67,875	2.2%		275,771	283,365	(2.7)%
Total fuel sales volume (gallons)	488,193	463,571	5.3%		1,931,051	1,868,228	3.4%

Fuel revenues	$1,046,792	$1,066,381	(1.8)%		$4,116,591	$4,300,816	(4.3)%
Fuel gross margin(2)	146,664	85,804	70.9%		374,820	316,940	18.3%
Fuel gross margin per gallon	$0.300	$0.185	62.2%		$0.194	$0.170	14.1%

Nonfuel revenues	$443,636	$440,475	0.7%		$1,831,343	$1,807,153	1.3%
Nonfuel gross margin	271,438	268,702	1.0%		1,114,068	1,100,908	1.2%
Nonfuel gross margin percentage	61.2%	61.0%	20	pts	60.8%	60.9%	(10)	pts

Total gross margin(2)	$418,102	$354,506	17.9%		$1,488,888	$1,417,848	5.0%
Site level operating expense	232,514	227,453	2.2%		926,939	904,782	2.4%
Site level operating expense as a percentage of nonfuel revenues	52.4%	51.6%	80	pts	50.6%	50.1%	50	pts
Site level gross margin in excess of site level operating expense(2)	$185,588	$127,053	46.1%		$561,949	$513,066	9.5%
(1) Same site operations for the three months ended December 31, 2019, included 229 travel centers, one standalone truck service facility and 13 standalone restaurants that TA operated since October 1, 2018. Same site operations for the year ended December 31, 2019, included 227 travel centers, one standalone truck service facility and 13 standalone restaurants that TA operated since January 1, 2018.
(2) The amount for the three months ended December 31, 2019, includes a $70.2 million benefit from the federal biodiesel blenders' tax credit that the U.S. government retroactively reinstated for 2018 and 2019 in December 2019. The amount for the year ended December 31, 2019, includes $2.8 million of a one time reversal of loyalty award accruals recognized in connection with introducing a revised customer loyalty program and a $70.1 million benefit from the federal biodiesel blenders' tax credit. The amount for the year ended December 31, 2018, includes the $23.2 million benefit from the federal biodiesel blenders' tax credit that the U.S. government retroactively reinstated for 2017 in February 2018.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever TA uses words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may" and negatives or derivatives of these or similar expressions, TA is making forward-looking statements. These forward-looking statements are based upon TA's present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by TA's forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond TA's control. Among others, the forward-looking statements which appear in this press release that may not occur include:
•Statements about improved operating results and increased fuel sales volume and fuel and nonfuel gross margins may imply that TA's business may be profitable in the future. However, TA's improved fuel gross margin was the result of the federal biodiesel blenders' tax credits for 2018 and 2019 that TA recognized in 2019, and absent the federal biodiesel blenders' tax credit, TA's fuel gross margin declined for the 2019 fourth quarter compared to the 2018 fourth quarter. TA operates in a highly competitive industry and its business is subject to various market and other risks and challenges. As a result, TA may fail to be profitable in the future for these or other reasons. Since TA became publicly traded in 2007, TA's operations have generated losses and only occasionally generated profits. TA may be unable to produce future profits and TA's losses may increase. In addition, any growth in TA's business may not be beneficial to TA and may result in TA realizing losses if the growth is not profitable;
•Statements about costs TA has incurred to support its business growth. These statements may imply that these costs will result in TA receiving increased revenues and realizing its expected return on its investments in growing its business. However, these costs may exceed any increased revenue TA may receive from this growth or result in its returns on these investments being less than expected;
•Statements about the franchise agreements TA entered into with franchisees pursuant to which TA expects to add TA branded travel centers and restaurants to its network. These franchise agreements are subject to conditions and these franchise arrangements may not occur or may be delayed, and the terms of the arrangements may change;
•Statements about an agreement TA has entered into to purchase a parcel of land. This statement may imply that TA will purchase this property. However, this agreement is subject to conditions; as a result, this acquisition may not occur, may be delayed or its terms may change;
•Statements about the expectation that TA or one of its franchisees plans to develop a TA Express travel center on a parcel of land that TA has agreed to purchase. As noted above, TA's purchase of this land is subject to conditions and TA and its franchisees may elect to not develop a TA Express travel center on this land. Further, development projects can be difficult, time consuming and more expensive than anticipated and involve risks of financial losses. TA's costs for developing this land, if it completes its purchase of this land, may cost more and take longer to complete than TA currently expects; and
•Statements about TA entering into a multi unit franchise agreement with IHOP to rebrand and convert up to 94 of its full service restaurants to IHOP restaurants and its anticipated return on its investment of approximately 20% from these conversions. TA is only obligated to convert the initial 20 full service restaurants to IHOP with the remaining conversions at TA's discretion. TA may fail to convert those 20 initial restaurants and may determine not to convert some or all of the remaining 74 restaurants. The timing and costs for these conversions may exceed TA's expectations and TA may fail to complete these conversions in accordance with the schedule. In addition, TA may not realize the 20% return on investment it is anticipating and it may incur losses with respect to these conversions.
The information contained in TA's periodic reports, including TA's Annual Report on Form 10-K for the year ended December 31, 2019, which has been or will be filed with the U.S. Securities and Exchange Commission, or SEC, under the caption "Risk Factors," or elsewhere in those reports, or incorporated therein, identifies other important factors that could cause differences from TA's forward-looking statements. TA's filings with the SEC are available on the SEC's website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, TA does not intend to update or change any forward-looking statement as a result of new information, future events or otherwise.
(End)